Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Reports Increased Third Quarter Earnings on Strong Revenue Growth

•	Revenue Increased 37% to $865 Million

•	Revenue Increased Organically by 19%

•	Record Backlog Increased to $3.1 Billion vs. $2.3 Billion Last Year

•	EBITDA Increased 10% to $80 Million

•	$600 Million Expanded and Improved Bank Credit Facility Closed

Coral Gables, FL (November 3, 2011) — MasTec, Inc. (NYSE: MTZ) today announced record revenue for the third quarter ended September 30, 2011 of $865 million compared to $632 million for the third quarter of 2010, an increase of 37%. Third quarter EBITDA, or earnings before interest, taxes, depreciation and amortization, was $80 million, an increase of 10% compared to $73 million a year ago. Third quarter fully diluted earnings per share was $0.36 compared to $0.35 for the third quarter of 2010.

Backlog at September 30, 2011 was at a record level of $3.1 billion, compared to $2.3 billion at the end of the third quarter a year ago.

Jose R. Mas, MasTec’s Chief Executive Officer, commented, “Overall, we had another good quarter. Revenue growth of 37% for the quarter was excellent. Our organic revenue growth was 19%, and the growth was very broad based. All of our major markets had double-digit growth, with the exception of renewables. While we again hit our guidance, margins were negatively impacted by two factors. We had severe rain and wet terrain in the Marcellus Shale Basin late in the third quarter and we had lower-than-expected margins in our wireless business as a result of meeting our primary customer’s aggressive build plan.”

Mr. Mas continued, “Regarding the fourth quarter, most MasTec businesses should perform well, but we have two significant challenges. First, the rain and wet terrain conditions in the Marcellus Shale have worsened, and will have a greater negative impact on fourth quarter margins. Second, we are seeing less-than-previously-expected fourth quarter volume from our primary wireless customer, and that also will reduce fourth quarter margins. Despite a challenging fourth quarter we should be able to close out another great year of financial performance for MasTec.”

Mr. Mas concluded, “Looking forward, our third quarter backlog has reached record levels, we have received significant subsequent awards and the bidding environment in our markets remains strong. As I look at our increased backlog and the current pipeline for new work, I believe that the outlook for 2012 is excellent.”

C. Robert Campbell, MasTec’s Executive Vice President and CFO, added, “We closed an amended bank credit facility in the third quarter that extends the maturity to 5 years, increases our facility size from $260 million to $600 million and the new facility has an improved pricing grid and better overall terms. Our original intent was to seek a $400 million facility, but the demand was so strong and the pricing and terms were so compelling that we opted for a larger facility.”

Included in the year-to-date GAAP results in our 10-Q filing is a second quarter, non-cash, after-tax gain of $17.7 million, or $0.20 per diluted share, from the remeasurement of the Company’s 2010 initial 33% equity investment in EC Source, an electrical transmission construction company. Included in the attached financial information or in the 10-Q, are calculations of adjusted diluted earnings per share and adjusted EBITDA, excluding the second quarter remeasurement gain. These calculations, without the remeasurement gain, may be helpful for comparisons of year-to-date results.

Reflecting the impact of severe rain and wet terrain in the Marcellus Shale and lower-than-previously-expected fourth quarter wireless revenue, the Company’s fourth quarter guidance is revenue of $675 million, EBITDA of $46 million to $51 million and fully diluted earnings per share of $0.12 to $0.15. Guidance for the 2011 full year is revenue of $2.91 billion compared to $2.31 billion for 2010, a 26% increase. 2011 adjusted EBITDA is expected to be $255 million to $260 million compared to $241 million a year ago, a 6-8% increase. MasTec expects 2011 adjusted fully diluted earnings per share of approximately $1.04 to $1.07 compared to $1.05 for 2010.

Management will hold a conference call to discuss these results on Friday, November 4, 2011 at 9:00 a.m. Eastern time. The call-in number for the conference call is (719) 325-2341 and the replay number is (719) 457-0820, with a pass code of 4914188. The replay will be available for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

Summary financial statements for the quarters are as follows:

Condensed Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	For the Three Months Ended September 30,
	2011	2010
Revenue	$865,313	$631,947
Costs of revenue, excluding depreciation and amortization	744,965	528,579

Gross profit	120,348	103,368
Depreciation and amortization	19,858	14,796
General and administrative expenses	39,419	30,846
Interest expense, net	8,949	7,255
Other expense (income), net	593	(228)

Income before provision for income taxes	51,529	50,699
Provision for income taxes	(19,699)	(20,698)

Net income	31,830	30,001
Net loss attributable to non-controlling interests	(12)	(5)

Net income attributable to MasTec	$31,842	$30,006

Earnings per share – basic and diluted
Basic net income per share attributable to MasTec	$0.38	$0.39

Basic weighted average common shares outstanding	84,732	76,104

Diluted net income per share attributable to MasTec	$0.36	$0.35

Diluted weighted average common shares outstanding	89,317	90,507

Condensed Unaudited Consolidated Balance Sheets

(In thousands)

	September 30, 2011	December 31, 2010
Assets
Current assets	$857,352	$721,674
Property and equipment, net	253,375	180,786
Goodwill and other intangibles, net	923,591	691,559
Securities available for sale Investments in unconsolidated subsidiaries	13,644 1,408	18,997 11,972
Other assets	34,982	30,840

Total assets	$2,084,352	$1,655,828

Liabilities and Shareholders’ Equity
Current liabilities	$577,977	$486,544
Acquisition-related contingent consideration	67,429	34,695
Other liabilities	25,305	24,789
Deferred tax liabilities, net	117,760	62,487
Long-term debt, less current portion	426,865	394,151
Shareholders’ equity	869,016	653,162

Total liabilities and shareholders’ equity	$2,084,352	$1,655,828

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands)

	For the Nine Months Ended September 30,
	2011	2010
Net cash (used in) provided by operating activities	$(40,397)	$100,667
Net cash used in investing activities	(133,590)	(47,735)
Net cash provided by (used in) financing activities	12,820	(21,748)

Net (decrease) increase in cash and cash equivalents	(161,167)	31,184
Net effect of currency translation on cash	(74)	67
Cash and cash equivalents - beginning of period	177,604	88,521

Cash and cash equivalents - end of period	$16,363	$119,772

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions, except for percentages and per share amounts)

	Three Months Ended September 30, 2011		Three Months Ended September 30, 2010
EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue
Net income	$31.8	3.7%	$30.0	4.7%
Interest expense, net	8.9	1.0%	7.3	1.1%
Provision for income taxes	19.7	2.3%	20.7	3.3%
Depreciation and amortization	19.9	2.3%	14.8	2.4%

Earnings before, interest, taxes, depreciation and amortization (EBITDA) and margin	$80.3	9.3%	$72.8	11.5%

	Guidance for Three Months Ended December 31, 2011		Three Months Ended December 31, 2010
EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue
Net income	$10.6-13.6	1.6-2.0%	$38.4	5.3%
Interest expense, net	8.9	1.3%	7.2	1.0%
Provision for income taxes	6.7-8.6	1.0-1.3%	27.7	3.8%
Depreciation and amortization	20.2	3.0%	14.8	2.0%

Earnings before interest, taxes, depreciation and amortization (EBITDA) and margin	$46.3-51.3	6.9-7.6%	$88.1	12.1%

	Years Ended
Adjusted EBITDA Reconciliation	2011E	2010
Net Income	$108-111	$90
Gain from remeasurement of equity interest in acquiree	(29)	—
Income taxes on remeasurement gain	11	—
Interest expense, net	34	29
Provision for income taxes	57-59	64
Amortization	14	13
Depreciation	60	45

Earnings before gain from remeasurement of equity interest in acquiree, interest, taxes, depreciation and amortization (Adjusted EBITDA)	$255-260	$241

EBITDA Margin	8.8-8.9%	10.4%

Adjusted Diluted Earnings per Share Reconciliation	Guidance for Year Ended 2011E	Year Ended 2010
Diluted earnings per share	$1.24-1.27	$1.05
Gain from remeasurement of equity interest in acquiree	(0.20)	—

Adjusted diluted earnings per share	$1.04-1.07	$1.05

Tables may contain slight summation differences due to rounding.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s activities include the engineering, building, installation, maintenance and upgrade of energy, communication and utility infrastructure, such as: electrical utility transmission and distribution, natural gas and petroleum pipeline infrastructure, wireless, wireline and satellite communications, wind farms, solar farms and other renewable energy, industrial infrastructure and water and sewer systems. MasTec’s customers are primarily in the utility, communications and government industries. The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; fluctuations in foreign currencies; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.